Exhibit 10.02

May 31, 2007

René Bonvanie

Dear René:

Serena Software, Inc. (“Serena”) is pleased to extend this offer of employment to you for the position of Senior Vice President, Worldwide Marketing, Partner Programs and Saas Strategy, reporting directly to me. The terms of your employment will include the following:

Your base salary will be $12,500.00 gross before payroll and withholding taxes and voluntary deductions; paid twice monthly, on or about the 15th and 30th of each month.

You will be eligible to receive an annual cash incentive bonus based on a target bonus of 50% of your base salary based on 100% achievement of applicable performance-based metrics and objectives. These metrics and objectives will include our annual EBITA (earnings before interest, taxes and amortization) target, weighted at 2/3rds, and your management objectives, weighted at 1/ 3rd. The portion of the annual cash incentive bonus applicable to EBITA will be guaranteed at 100% for FY 2008, provided that your employment with Serena continues on an uninterrupted basis through the fiscal year. Your target bonus will be prorated based on the number of days remaining in FY08 after the start of your employment with Serena. The bonus will be payable on a semi-annual basis. The details of your annual cash incentive plan will be documented separately.

Subject to approval by Serena’s Board of Directors, you will be granted an option to purchase 600,000 shares of Serena’s common stock under Serena’s 2006 Stock Incentive Plan, of which 65% (390,000 shares) will be pursuant to the terms of Serena’s Time/Performance Option Agreement (vesting based on achievement of EBITA Targets over Fiscal Years 2008 through 2012) and 35% (210,000 shares) will be pursuant to the terms of Serena’s Time Option Agreement (25% vesting on first anniversary of date of grant and 1/48th vesting each month thereafter). The exercise price of the option will be equal to the fair market value of Serena’s common stock on the date of grant, as determined by Serena’s Compensation Committee.

Serena Software, Inc.

You will be eligible to participate in Serena’s change-in-control executive benefits program, which provides for 12 months of salary continuation and health coverage in the event that your employment is terminated without cause or you resign for good reason within 12 months following a change-in-control of Serena. These benefits are subject to you entering into a separate change-in-control agreement with Serena. Acceleration of vesting of stock options following a change-in-control is governed by the terms of the 2006 Stock Incentive Plan and stock option agreements.

You will be eligible to participate in Serena’s Employee Benefits Plans, which include vacation, health care, life insurance and a 401(k) plan.

You will be required to execute Serena’s Code of Conduct, Confidentiality and Assignment of Inventions Agreement and Arbitration Agreement on or before your first day of work.

This offer letter and the commencement of your employment with Serena are subject to and conditioned upon the successful completion of a background check.

Employment with Serena is on an at-will basis. You are free to terminate your employment for any reason at any time with or without prior notice. Similarly, Serena can terminate the employment relationship with or without cause or notice. This offer letter is an offer of employment and is not intended and shall not be construed as a contract proposal or contract of employment.

This written offer constitutes all conditions and agreements made and supersedes any previous verbal commitments. The terms of this offer may only be changed by written agreement, although the company may from time to time, in its sole discretion, adjust the compensation and benefits paid to you and its other employees.

Please contact me to indicate your response to this offer. Upon your acceptance, return the signed original to me and retain a copy for your records. This employment offer will expire on June 4, 2007.

serena.com	Serena Software, Inc. Corporate Offices 2755 Campus Drive, Third Floor San Mateo, California 94403-2538 800.457.3736 T 650.522.6699 F

Serena Software, Inc.

Your experience and talents will be a strong addition to our company. We are excited about you joining our team and look forward to your contribution. Please call me with any questions you may have.

Regards,

Sincerely,

/s/ Jeremy Burton
Jeremy Burton
President and Chief Executive Officer

I accept this offer and expect to start my employment on June 11, 2007. No person has made any promises, representations, inducements or offers to encourage me to join the company other than the terms set forth above. I understand this offer is confidential and not for distribution.

Accepted:	/s/ René Bonvanie
René Bonvanie

Date:	June 4, 2007

serena.com	Serena Software, Inc. Corporate Offices 2755 Campus Drive, Third Floor San Mateo, California 94403-2538 800.457.3736 T 650.522.6699 F